Exhibit 16.1

(b)(1): Title of securities issued. Series: Ambleside Park 19; Apple Down Under 19; Ari the Adventurer 19; Athenian Beauty 19; Authentic; Awe Hush 19; Carrothers; Cayala 19; Chad Brown Bundle; Classofsixtythree 19; Collusion Illusion; Consecrate 19; Courtisane 19; Daring Dancer 20; Desire Street 19; Echo Warrior 19; Exonerated 19; Frosted Oats; Future Stars Stable; Going to Vegas; Got Stormy; Grand Traverse Bay 19; Grand Traverse Bay 20; Into Summer 19; Just Louise 19; Latte Da 19; Lost Empire 19; Man Among Men; Margaret Reay 19; Midnight Sweetie 19; Miss Sakamoto; Monomoy Girl; Mrs Whistler; Naismith; NY Exacta; Queen Amira 19; Race Hunter 19; Series Salute to America; Silverpocketsfull 19; Speightstown Belle 19; Social Dilemma; Tapitry 19; Vow; Who’sbeeninmybed 19; Wonder Upon a Star 19; You Make Luvin’ Fun 19